Exhibit 3.2

State of North Carolina

Department of the Secretary of State

ARTICLES OF RESTATEMENT

FOR BUSINESS CORPORATION

Pursuant to §55-10-07 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following for the purpose of restating its Articles of Incorporation.

1.	The name of the corporation is: Dole Food Company, Inc.

2.	Attached hereto as Exhibit A are Restated Articles of Incorporation, which contain amendments to the Articles of Incorporation requiring shareholder approval.

3.	The Restated Articles of Incorporation of the corporation were adopted by the board of directors, and shareholder approval was obtained on the day of , 2017, in the manner prescribed by Chapter 55 of the North Carolina General Statutes.

4.	These Restated Articles of Incorporation consolidate all amendments into a single document.

5.	These articles will be effective upon filing, unless a delayed date and/or time is specified: .

This the              day of                     , 2017

DOLE FOOD COMPANY, INC.

By:

Name:

Title:

Exhibit A

Restated Articles of Incorporation

See attached.

RESTATED

ARTICLES OF INCORPORATION

DOLE FOOD COMPANY, INC.

1. Name. The name of the corporation is Dole Food Company, Inc., hereinafter referred to as the “Corporation.”

2. Duration. The period of duration of the Corporation is perpetual.

3. Purpose. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the North Carolina Business Corporation Act.

4. Authorized Stock. The Corporation shall have the authority to issue 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). Authority is expressly vested in the Board of Directors of the Corporation without action of shareholders to divide the Preferred Stock into series, to provide for the issuance thereof, and to fix and determine the relative rights, voting powers, preferences, limitations, and designations of the shares of any series so established. Authority is expressly vested in the Board of Directors of the Corporation, without limitation, to determine: (a) the number of shares to constitute such series and the distinctive designation thereof; (b) the dividend rate, conditions and time of accrual and payment thereof, and the dividend preferences, if any, between the classes of stock and between the series of Preferred Stock; (c) whether dividends shall be cumulative and, if so, the date from which dividends on each such series shall so accumulate; (d) whether, and to what extent, the holders of one or more series of Preferred Stock shall enjoy voting rights, if any, in addition to those prescribed by law; (e) whether, and upon what terms, Preferred Stock will be convertible into or exchangeable for shares of any class or any other series of the same class; and (f) whether, and upon what terms, the Preferred Stock will be redeemable, and the preference, if any, to which the Preferred Stock will be entitled in the event of voluntary liquidation, dissolution or winding up of the Corporation.

5. Registered Office. The address of the registered office of the Corporation in the State of North Carolina is 327 Hillsborough Street, Wake County, Raleigh, North Carolina, 27603; and the name of its registered agent at such address is Corporation Service Company.

6. Principal Office. The principal office of the Corporation is One Dole Drive, Los Angeles County, Westlake Village, California 91362.

7. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The number of directors of the Corporation shall be fixed and may be altered from time to time, as may be provided in the Bylaws, but at no time is the number of directors to be less than three. In case of any vacancy on the Board of Directors of the Corporation, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, such vacancy may only be filled (i) by vote of the majority of the remaining directors, although less than a quorum, (ii) by a sole remaining director, or (iii) if there are no directors in office, by a vote of the shareholders. Directors elected to fill vacancies shall hold office for the unexpired portion of the term of the directors whose place shall be vacant, and until the election of a successor.

8. Voting for Directors. At any meeting of shareholders at which directors are to be elected, each nominee for election as a director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than uncontested elections, the nominees for election as a director shall be elected by a plurality of the votes cast. For purposes of this Article 8, an “uncontested election” means any meeting of shareholders at which the number of candidates does not exceed the number of directors to be elected and with respect to which: (a) no shareholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with the Bylaws; or (b) such a notice has been submitted, and on or before the fifth business day prior to the date that the Corporation files its definitive proxy statement relating to such meeting with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the notice has been: (i) withdrawn in writing to the Secretary of the Corporation; (ii) determined not to be a valid notice of nomination, with such determination to be made by the Board of Directors (or a committee thereof) pursuant to the Bylaws, or if challenged in court, by a final court order; or (iii) determined by the Board of Directors (or a committee thereof) not to create a bona fide election contest.

9. Liability of Directors. To the fullest extent permitted by the North Carolina Business Corporation Act (“NCBCA”), no director of the Corporation shall be liable for monetary damages for breach of any duty as a director of the Corporation. No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the NCBCA; or (iii) any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 10 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

10. Amendment. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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